EXHIBIT 8.1


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                [OPINION LETTERHEAD OF THACHER PROFFITT & WOOD]

                                                 November 5, 1996


PaineWebber Mortgage Acceptance Corporation IV
1285 Avenue of the Americas
New York, New York  10019

               Re: PaineWebber Mortgage Acceptance Corporation IV Asset-Backed Certificates
                      Registration Statement on Form S-3
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Dear Sirs:

               We are counsel to PaineWeber Mortgage Acceptance Corporation IV, a Delaware corporation (the "Registrant"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of Asset-Backed Certificates (the "Certificates") and the related preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement"). In that capacity we prepared the description of federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the prospectus contained in the Registration Statement. In our opinion, while such description does not purport to discuss all possible federal income tax consequences of an investment in Certificates, the description is accurate with respect to those tax consequences that are discussed.

               We hereby consent to the filing of this letter as an Exhibit to the Registration statement and to the reference to this firm in the Registration Statement and related prospectus under the heading "Certain Federal Income Tax Consequences" without admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued hereunder.

                                            Very truly yours,

                                            THACHER PROFFITT & WOOD

                                            By  /s/ David C. Miller
                                               ---------------------
                                               David C. Miller